EXHIBIT 10.46

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective the 1st day of January, 2012 (the “Effective Date”), by and between NORTHRIM BANCORP, INC. and its wholly owned subsidiary, NORTHRIM BANK, a state-chartered commercial bank, with its principal office in Anchorage, Alaska (collectively, the “Employer”), and R. Marc Langland (the “Executive”).

In consideration of the mutual promises made in this Agreement, the parties agree as follows:

1. Employment.

Employer employs Executive and Executive accepts employment with Northrim Bancorp Inc. as its Chairman, President and Chief Executive Officer and with Northrim Bank as its Chairman.

2. Term.

The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to Section 5, shall continue through December 31, 2012; provided, however, that on January 1, 2013 and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than ninety (90) days prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term.

3. Duties.

The Executive will serve as Chairman, President and Chief Executive Officer of Northrim Bancorp Inc. and Chairman of Northrim Bank. Executive shall render such executive, management and administrative services and perform such tasks in connection with the affairs and overall operation of the Employer as is customary for his position, subject to the direction of Employer’s Board of Directors. Executive shall devote necessary time, attention and effort to Employer’s business in order to properly discharge his responsibilities under this Agreement. As the Employer’s succession plan is implemented, it is anticipated that certain duties and responsibilities may be reduced during the time of this contract. If such changes occur, it is understood that Executive’s Base Salary will be adjusted accordingly. Executive agrees to prepare a transition plan containing his work schedule and commitments and to ensure that the duties of Chairman, President and CEO are carried out during the term of this Agreement.

4. Compensation, Benefits, Reimbursement.

a. Base Salary. In consideration for all services rendered by Executive during the term of this Agreement, Employer shall pay Executive an annual base salary (before all customary and proper payroll deductions) of $324,012 as adjusted from time to time (“Base Salary”) and as adjusted to the extent that Executive works less than full-time. The Board of Directors of the Employer shall review Executive’s salary each year, in a manner consistent with that used for all management employees of the Employer, and in its sole discretion may adjust such salary commensurate with the Executive’s performance under this Agreement.

b. Supplemental Executive Retirement Plan (“SERP”), Supplemental Executive Retirement Deferred Compensation Plan and Deferred Compensation Plan. Executive shall participate in the SERP Plan however no additional principal contribution shall be made to his accounts except for earnings contributions in conformance with the Plan.

The Executive will participate in the Employer’s Supplemental Executive Retirement Deferred Compensation Plan. The Employer will make its customary principal contribution in 2012, but will not make additional contributions in future years. Executive will remain a participant in the Plan in conformance with the Plan document until he notifies Employer to the contrary.

c. Other Benefits. Throughout the term of this Agreement, Employer shall provide Executive with reasonable health insurance, disability and other employee benefits. Executive shall participate in all employee benefit plans and programs of Employer on a basis at least as favorable as that accorded to any other officer of Employer, except Executive will not participate in the Northrim Bancorp Inc. Profit Sharing Plan.

d. Expenses. Employer shall reimburse Executive for his reasonable expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the business of Employer. Executive shall present from time to time itemized accounts and receipts of any such expenses as required by Employer, subject to any limits of company policy and the rules and regulations of the Internal Revenue Service, including the Internal Revenue Code, (referred to throughout this Agreement as “IRC” or the “Code”).

e. Automobile Allowance. Executive shall receive a SEVEN HUNDRED DOLLAR ($700.00) monthly automobile allowance for his automobile, fuel and maintenance expenses for Bank business. No other expense reimbursement will be provided for use of his vehicle.

5. Termination of Agreement.

a. Termination Due to a Change of Control. If (A) Employer (either Northrim BanCorp, Inc. or Northrim Bank) is subjected to a Change of Control (as defined in Section 5.f.(i)), and (B) either Employer or its assigns terminates Executive’s employment without Cause (either during the annual term of this Agreement or by refusing to extend this Agreement when the annual termination occurs every December 31) or Executive terminates his employment for Good Reason within 730 days of such Change of Control, then Employer shall pay Executive all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; The amounts described shall be paid no later than forty five (45) days after the day on which employment is terminated.

b. Termination by Employer Without Cause or by Executive for Good Reason. If Employer terminates Executive’s employment without Cause, or if Executive terminates his employment for Good Reason, Employer shall pay Executive in a lump sum: all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date.

(I) Benefits Continuation. In addition, Executive shall be entitled to health and dental insurance benefits for a period of eighteen (18) months following the termination of this Agreement. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of the Internal Revenue Code (commonly referred to as “COBRA”).

(II) Age and Service Credit. Executive shall also be entitled to receive age credit and credit for period of service towards all plans, in which he participates, for the remaining period of time covered by this Agreement. If Executive is hired by Employer, its assigns, any company in control of Employer, or any company controlled by Employer during the period covered by this Agreement, then Executive will be entitled to be treated for all purposes relating to future compensation, and benefits, as if this Agreement had never been terminated and as if Executive had performed his responsibilities as an Executive throughout the period originally covered by this Agreement.

c. Termination by Employer for Cause or by Executive Without Good Reason. If Employer terminates Executive’s employment for Cause or if Executive terminates his employment without Good Reason, Employer shall pay Executive upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Executive shall have no right to receive compensation or other benefits for any period after termination under this Agreement.

d. Termination Due to Disability. If Employer terminates Executive’s employment on account of any mental or physical Disability that prevents Executive from performing his essential job functions , even with reasonable accommodation, Executive shall be entitled to: (i) all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, (ii) full Base Salary for the year following the termination date (less the amount of any payments received by Executive during such one (1) year period under any Employer-sponsored disability plan), and (iii) health and dental insurance benefits for a period of one (1) year following the termination date, which benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of Code (commonly referred to as “COBRA”). All such compensation shall be paid Executive in one lump sum the first day of the month following a period of six (6) months after Executive’s employment was terminated, provided that Executive has signed a Release Agreement which has become irrevocable prior to the payment date.

If any disputed termination under Section 5.c. is subsequently determined to have been without Cause, Executive’s recovery shall be limited to those payments and benefits set out under Section 5.b.

e. Termination Upon Death of Executive. Executive’s employment under this Agreement shall be terminated upon the death of Executive. In such case, the Employer shall be obligated to pay to the surviving spouse of Executive, or if there is none, to the Executive’s estate: (i) that portion of Executive’s Base Salary that would otherwise have been paid to him for the month in which his death occurred, and (ii) any amounts due him pursuant to the Employer’s SERP, Executive Retirement Supplemental Deferred Compensation Plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to Executive by the Employer, according to the terms of the respective plans.

f. Termination Definitions.

(i) “Change of Control.” For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of one or more of the following events: (A) One person or entity acquiring or otherwise becoming the owner of twenty-five percent (25%) or more of Employer’s outstanding common stock; (B) Replacement of a majority of the incumbent directors of Northrim BanCorp, Inc. or Northrim Bank by directors whose elections have not been supported by a majority of the Board of either company, as appropriate; (C) Dissolution or sale of fifty percent (50%) or more in value of the assets, of either Northrim BanCorp, Inc. or Northrim Bank; or (D) A change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G of the Internal Revenue Code.

(ii) “Cause.” For purposes of this Agreement, termination for “Cause” shall include termination because Executive (A) continually fails to substantially perform his duties with the Employer, (B) is adjudged guilty of a felony, any crime involving dishonesty or breach of trust or any crime involving a breach of his fiduciary duties to the Employer, (C) is willfully and continually failing to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Employer, (D)  commits a material act of dishonesty or disloyalty related to the business of the Employer, or (E) is unable to substantially perform his duties with the Employer due to drug addiction or chronic alcoholism. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Employer’s Board of Directors at a meeting of the Board called for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, he was guilty of conduct that constitutes Cause (as defined above) and specifying the conduct in detail.

(iii) “Disability.” For purposes of this Agreement, “Disability” shall mean a medically diagnosed physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing his essential job functions under this Agreement even after he has been accorded reasonable accommodation. Employer’s Board of Directors, acting in good faith, in accordance with applicable law, shall make the final determination of whether Executive is suffering under any Disability (as herein defined) and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by the Executive and Employer’s Board of Directors at Employer’s expense.

(iv) “Good Reason.” For purposes of this Agreement, termination for “Good Reason” shall mean termination by Executive as a result of any material breach of this Agreement by Employer. Good Reason shall include, but not be limited to: (A) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of Executive’s then annual base salary, (B) a material reduction in Executive’s duties and responsibilities, but not merely a change in title, or (C) relocation of Executive’s primary workplace by more than fifty (50) miles. “Good Reason” will only be deemed to occur if, within ninety (90) days after a material reduction or change described above first occurs, the Executive provides notice to the Employer of the existence of Good Reason and of the Executive’s intended termination of employment due to Good Reason, and the Employer does not remove Good Reason condition within ninety (90) days after receiving such notice from the Executive. The Executive’s written notice must explain the basis on which the Executive believes Good Reason exists, the cure period, and the date on which the Executive intends to terminate employment, which must be no later than six (6) months after the existence of the Good Reason. The provisions of Section 5.f.(iv) are intended to comply with the Good Reason safe harbor provisions of Code Section 409A and applicable regulations.

(v) Termination from Employment. A termination from employment under this Agreement shall mean a “Separation from Service” as interpreted in accordance with Code Section 409A and generally meaning the date on which the Executive is no longer performing services for the Employer. By way of clarification, even if Executive reduces his work-time status to a level under twenty percent (20%) that is considered a “Separation from Service” under Section 409A and triggers payment of deferred compensation under the plans in Section 4.b., it will not be treated as a Separation from Service for purposes of severance under this Section 5. The Executive shall not have a Separation from Service while on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Executive retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services.

6. Limit on Severance Payment for Change of Control.

Notwithstanding anything above in Section 5.a., if the severance payment provided for in that Section, together with any other payments which the Executive has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the severance payment shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Executive from the Employer or its affiliates and subsidiaries will be 2.99 times the Executive’s base amount (as defined in Section 280G of the Code) and so that no portion of the amounts received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code (excise tax). Insofar as permitted by the Code, Employer shall reduce those elements of the severance pay package specified by the Executive, provided, however, that Employer will not reduce the SERP credits provided for in Section 5.b.(II). The determination as to whether any reduction in the severance payment is necessary shall be made by the Employer in good faith, and the determination shall be conclusive and binding on Executive. If through error or otherwise Executive should receive payments under this Plan, together with other payments the Executive has the right to receive from the Employer, in excess of 2.99 times his base amount Executive shall immediately repay the excess to Employer upon notification that an overpayment has been made.

7. Covenant Not To Compete.

a. Executive agrees that for the term of this Agreement and for a period of one (1) year after this Agreement is terminated pursuant to Section 5.a. or 5.b., Executive will not directly or indirectly be employed by, own, manage, operate, support, join, or benefit in any way from any business activity within the states where Employer operates that is competitive with Employer’s business or reasonably anticipated business of which Executive has knowledge. For purposes of the foregoing, Executive will be deemed to be connected with such business if the business is carried on by: (i) a partnership in which Executive is a general or limited partner; or (ii) a corporation of which Executive is a shareholder (other than a shareholder owning less than five percent (5%) of the total outstanding shares of the corporation), officer, director, employee or consultant, whether paid or unpaid. In the event of an alleged breach by Executive of this Section 7, the one-year noncompete period shall be extended until such breach or violation has been duly cured, and shall restart so that Employer has received the intended benefit of one uninterrupted year of noncompetition by Executive.

b. The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this Section 7 shall survive termination of this Agreement.

8. Nondisclosure of Confidential Information.

a. During the term of Executive’s employment and thereafter, Executive agrees to hold Employer’s Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by Employer and for Employer’s benefit. If anyone tries to compel Executive to disclose any Confidential Information, by subpoena or otherwise, Executive agrees immediately to notify Employer so that Employer may take any actions it deems necessary to protect its interests. Executive’s agreement to protect Employer’s Confidential Information applies both during the term of this Agreement and after employment ends, regardless of the reason it ends.

b. “Confidential Information” includes, without limitation, any information in whatever form that Employer considers to be confidential, proprietary, information and that is not publicly or generally available relating to Employer’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customers; advertisers; joint venture partners; suppliers; financial status; contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Employer by its customers or others.

9. Nonsolicitation.

During the course of Executive’s employment and for a period of one (1) year from the date of termination of employment for any reason, Executive shall not directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Employer or to divert any business from Employer: (a) any person who was an employee of Employer during the one (1) year period immediately preceding the termination of Executive’s employment; (b) any customer or client of Employer; or (c) any prospective customer or client of Employer from whom Executive actively solicited business within the last one (1) year of Executive’s employment. In the event of an alleged breach by Executive of this Section 9, the one-year nonsolicitation period shall be extended until such breach or violation has been duly cured, and shall restart so that Employer has received the intended benefit of one (1) uninterrupted year of nonsolicitation by Executive.

10. Non-Disparagement.

Executive will not, during the Term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Employer’s officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

11. Mutual Agreement to Arbitrate.

a. Except as provided in Section 11.b., in the event of a dispute or claim between Executive and Employer related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator whose decision will be final.

b. The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Executive and Employer may seek equitable relief (such as an injunction or declaratory relief) in court in appropriate circumstances. Specifically, Executive recognizes that Employer does not have an adequate remedy at law to protect its business from Executive’s breach of Sections 7, 8, or 9 of this Agreement, and therefore Employer shall be entitled to bring an action for a temporary restraining order and preliminary injunctive relief pre-arbitration, in the event of any actual or threatened breach by Executive of Sections 7, 8, or 9. In such court proceeding, Employer shall not be required to post a bond or other security, and Employer may also be awarded actual damages caused by Executive’s breach of Sections 7, 8, or 9 of this Agreement as well as repayment of all or a portion of any severance that Employer previously paid to Executive.

c. Except as provided by Section 11.b., the arbitration procedure will afford Executive and Employer the full range of legal, equitable, and/or statutory remedies. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Executive and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.

12. Miscellaneous.

a. This Agreement contains the entire agreement between the parties with respect to Executive’s employment with Employer, and is subject to modification or amendment only upon agreement in writing signed by both parties.

b. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties, except that Employer’s rights and obligations may not be assigned.

c. If any provision of this Agreement is invalid or otherwise unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the Agreement to the extent it is unenforceable. All other provisions and any partially enforceable provisions shall remain unaffected and shall remain in full force and effect.

d. In the event of any claim or dispute arising out of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all expenses incurred in connection with such claim or dispute, including, without limitation, attorneys’ fees and other professional fees. This paragraph shall apply to expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.

e. Any notice required to be given under this Agreement to either party shall be given by personal service (i.e. via hand delivery) or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:

3111 “C” Street
Anchorage, AK 99503

Executive:
10101 Schuss Drive
Anchorage, AK 99507

f. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by and construed and enforced according to the laws of the State of Alaska.

g. This Agreement is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Internal Revenue Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Agreement would cause a benefit or amount provided hereunder to be subject to tax under the Internal Revenue Code prior to the time such amount is paid, such provision shall, without the necessity of further action by the signatories to this Agreement, be null and void as of the Effective Date.

EMPLOYER:

NORTHRIM BANCORP, INC.

By: /s/Ronald A. Davis
Ronald A. Davis
Its: Chairman of the Compensation Committee of The Board of Directors

NORTHRIM BANK

By: /s/Ronald A. Davis
Ronald A. Davis
Its: Chairman of the Compensation Committee of The Board of Directors

EXECUTIVE:

/s/ R. Marc Langland
R. Marc Langland